Exhibit 99.1

Exopack Announces Intention to Sell Senior Notes

SPARTANBURG, S.C. — September 21, 2010 — Exopack Holding Corp. (the “Company”) today announced that it intends to sell $100 million aggregate principal amount of its 11¼% senior notes due 2014 in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Securities Act”) and in reliance on another exemption from registration.

The notes will be issued as additional notes under the indenture pursuant to which, on January 31, 2006, the Company issued $220 million aggregate principal amount of its 11¼% senior notes due 2014. The notes mature on February 1, 2014. The notes will be guaranteed on a senior unsecured basis by certain of the Company’s existing and future domestic subsidiaries.

The Company intends to use the proceeds from the offering and cash on hand to repay the $100 million term loan existing under the Company’s credit and guaranty agreement.

The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes.

About Exopack

Managing 19 production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, Exopack is an established leader in the development, manufacture, and sourcing of plastic and paper flexible solutions for various consumer and industrial end-use markets. Exopack Holding Corp. is an affiliate company of Sun Capital Partners, Inc. For more information, please visit www.exopack.com or call (877) 447-3539.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in companies that can benefit from its in–house operating professionals and experience. Sun Capital affiliates have invested in more than 225 companies worldwide with combined sales in excess of $40 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Paris, Frankfurt, Luxembourg, Shanghai and Shenzhen. For more information, please visit www.SunCapPart.com.

Contacts

Exopack, LLC

Chris Swalm, 864-596-7116; Fax, 864-596-7157

Flex.pack@exopack.com, www.exopack.com